Exhibit 10.2

May 30, 2014
Mr. Timothy Taylor
Vice President, Finance Globalstar, Inc.
300 Holiday Square Blvd. Covington, Louisiana 70433
Ref:    Contract Number GINC-C-08-0390 ("Contract") between Globalstar, Inc. ("Globalstar") and
Hughes Network Systems, LLC ("Hughes"), as amended;
Letter Agreement between Globalstar and Hughes covering scope of work changes, dated May 30, 2014 ("Letter Agreement")
Dear Tim:
This letter ("Letter") memorializes recent discussions and understandings regarding the pre-payment of certain payment milestones in the form of equity consideration in lieu of cash under the above-referenced Contract.
In consideration of the mutual promises and covenants contained in this Letter, Globalstar and Hughes (each a "Party" and collectively, the "Parties") agree as follows:
1.Globalstar shall pay to Hughes in lieu of cash all of the payments listed in Section 2 in the form of registered shares of Globalstar voting common stock, all of which shares shall be freely tradable, free and clear of any liens, encumbrances, legends or other restrictions (NYSE MKT: GSAT, the "Freely Tradable GSAT Stock") as a single payment, on or before July 15, 2014, in accordance with the terms and conditions set out in this Letter.
2.The below payments, totaling $9,939,155 (the "Payment Milestone Amount"), that may be paid in Freely Tradable GSAT Stock are as follows:
Contract Milestone Payments
•Milestone 14 (Test RAN & RAN#1 Shipment from Factory) $2,927,306    (due Aug. 2014)
•Milestone 13b (Material order # 2)    $4,000,000    (due Sept. 2014)
•Milestone 15a (Complete RAN Packet FAT)    $1,500,000    (due Oct. 2014)
Letter Agreement Milestone Payment
•Payment No. 1 (signature of Letter Agreement)    $1,511,849    (due Jul. 15, 2014)
3.    Globalstar shall pay the Payment Milestone Amount by transferring to Hughes Freely Tradable
GSAT Stock. Such shares shall be at a price per share (the "Share Price") equal to a 7% discount to the closing market price on the trading day that is one day prior to the date on which Globalstar transfers Freely Tradable GSAT Stock to Hughes. The number of shares of Freely Tradable GSAT Stock (the "Payment Milestone Shares") to be transferred shall be calculated by dividing the Payment Milestone Amount by the Share Price. The Payment Milestone Shares shall be issued to Hughes no later than 1 business day after the registration statement covering the shares is declared effective.

Mr. Timothy Taylor May 30, 2014

4.Globaistar, at its expense, shall use reasonable best efforts and provide cooperation and assistance to Hughes to ensure that all documentation necessary to effect the transfer of any Freely Tradable GSAT Stock to Hughes or its broker is completed promptly and take all other actions and do all other things reasonably necessary to ensure prompt execution of the transfer of Freely Tradable GSAT Stock to Hughes.
5.Hughes hereby acknowledges and agrees that, upon the transfer of the Payment Milestone Shares into the Hughes-designated brokerage account, Globalstar shall be deemed to have paid in full the amounts payable in respect of Contract Payment Milestones #13b, 14 and I Sa and Letter Agreement Payment No. 1.
6.Globalstar will provide Hughes downside protection for a period of 10 trading days after the issuance of the Freely Tradable GSAT Shares ("10 Day Period"), such that (A) the total amount of gross proceeds Hughes receives from the sale of any Payment Milestone Shares plus, if applicable, the market value of any Payment Milestone Shares still held by Hughes as of the close of trading on the last day of the 10 Day Period shall be no less than (B) $9,939,155. In the event that, at the earlier of i) the date on which Hughes has sold all of the Payment Milestone Shares and ii) the close of trading on the last day of the 10 Day Period, (A) is less than (B), Globaistar will provide downside protection to Hughes by issuing additional shares of Freely Tradable GSAT Stock having a total value equal to the difference between (B) and (A). The additional shares to be issued, if any, will be valued at a trailing volume weighted average price for the 5 trading days prior to the earlier of the date on which the Payment Milestone Shares have been finally sold or the close of trading on the last day of the 10 Day Period, whichever is applicable. Globalstar shall issue any such additional shares of Freely Tradable GSAT Stock within 5 business days of written notice from Hughes. Any shares of Freely Tradable GSAT Stock issued by Globaistar under this Section 5 shall be freely tradable, free and clear of any liens, encumbrances, legends or other restrictions.
6.    The parties agree that pre-payment of the payments referenced in Section 2 of this letter shall not cause an acceleration of, or require Hughes to accelerate, the performance of the work under the Contract or the Letter Agreement, and all work under the Contract and Letter Agreement will be completed in accordance with the current schedules set forth in the respective agreements, unless such schedules are otherwise amended in accordance with the Contract or Letter Agreement (as applicable).
7.Hughes shall have the right to terminate this letter by sending written notice of termination if the Registration Statement is not declared effective by July 31, 2014 or the Payment Milestone Shares are not received by Hughes by July 31, 2014. In the event that Hughes terminates this letter, Globalstar shall be required to pay Payment No. 1 under the Letter Agreement in cash within 5 business days of the date of termination of this letter by Hughes and all other payments listed in Section 2 shall be paid in cash no later than the due date corresponding to the respective payment milestone.
8.Except as amended herein, all terms and conditions of the Contract shall remain in full force and effect. In the event of a discrepancy between the terms and conditions contained in this letter, as amended, and those contained in the Contract, the terms and conditions contained in this letter shall prevail. The terms of this Letter Agreement may be modified only by an agreement in writing signed by the parties. This Letter Agreement may be signed in counterparts and each original counterpart shall be deemed binding on each Party collectively and individually. This Letter Agreement shall be governed by and interpreted according to the laws of the State of New York.

Mr. Timothy Taylor May 30, 2014

We would appreciate Globalstar acknowledging its agreement with the terms of this Letter Agreement by having a duly authorized representative sign in the signature block below.
Sincerely,
/s/ Sean P. Fleming
Sean P. Fleming
Vice President and Associate General Counsel
AGREED AND ACCEPTED BY: GLOBALSTAR, INC.
Signature /s/ David Milla
Name: David Milla
Title: Director - Contracts
Date: May 30, 2014